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                                                                       EXHIBIT 1

                                 AMENDMENT NO. 1
                                       TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT
                                       OF
                        REDHOOK ALE BREWERY, INCORPORATED

      This Amendment No. 1 to Amended and Restated Rights Agreement ("Amendment No. 1") is entered into by Redhook Ale Brewery, Incorporated (the "Company") and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent"). This Amendment No. 1 amends the Amended and Restated Rights Agreement between Company and Rights Agent dated as of May 12, 1999 (the "Rights Agreement").

      The Rights Agreement is hereby amended as follows:

(1) Clause (c)(i) of the definition of "Acquiring Person" in Section 1 is amended to read as follows:

            . . . (c) the Affiliated Group, to the extent the Affiliated Group has become such a beneficial owner solely as a result of one or more of the following events: (i) the acquisition or purchase by the Affiliated Group of beneficial ownership of Common Stock, if such purchase or acquisition does not result in the Affiliated Group holding in excess of 35% in aggregate of the outstanding Common Stock, as calculated on a Fully Diluted Basis, . . .

(2) The first sentence of Section 3(b) is amended in its entirety to read as follows:

            (b) Until the earlier of (i) the Close of Business on the tenth Business Day after the Date that the Company learns that a Person has become an Acquiring Person and (ii) the Close of Business on such date, if any, as may be designated by the Company's Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of 20% or more of the outstanding Common Shares (unless such Person shall be a member of the Affiliated Group, in which case the threshold shall be Beneficial Ownership in excess of 35%, calculated on a Fully-Diluted Basis) (the Close of Business on the earlier of dates set forth in (i) and (ii) being the "Distribution Date"), (y) the Rights will be evidenced by the certificates for Common Shares registered in the names of

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            the holders thereof and not by separate Right Certificates and (z)
            the Rights, including the right to receive Right Certificates, will be transferable only in connection with the transfer of Common Shares.

      This Amendment No. 1 is effective as of May 18, 2004.


                                        REDHOOK ALE BREWERY, INCORPORATED

                                        By:  /s/ Paul J. Shipman
                                             -----------------------------------
                                             Paul J. Shipman, President and
                                             Chief Executive Officer

                                        MELLON INVESTOR SERVICES LLC

                                        By:  /s/ Thomas L. Cooper
                                             -----------------------------------
                                             Thomas L. Cooper, Assistant Vice
                                             President